UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2023
STONERIDGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-13337	34-1598949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377
(Address of principal executive offices, and Zip Code)
(248) 489-9300
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.
Transition of the President and Chief Executive Officer
On January 31, 2023, Stoneridge, Inc. (the “Company”) announced that Jonathan B. DeGaynor stepped down from his role as President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of the Company effective as of 5:00 PM EST on January 30, 2023 (the “Resignation Date”). As of the Resignation Date, James Zizelman, 62, President of the Control Devices Division, has been appointed as the Company’s new President and Chief Executive Officer. Additional details regarding Mr. DeGaynor’s consulting arrangement are set forth below.
Election of James Zizelman to the Board of Directors
On January 30, 2023, as a result of the vacancy on the Board created by Mr. DeGaynor’s resignation, the Board elected Mr. Zizelman to the Board.
Mr. Zizelman has served as the President of the Company’s Control Devices division since April 1, 2020. Prior to that, Mr. Zizelman supported the Company as a consultant. Prior to consulting, he was the Vice President of Engineering and Program Management for Aptiv, where he had overarching responsibility for the engineering function and supported the company’s transition from Delphi. Prior to that Mr. Zizelman spent more than 20 years with Delphi, leading a variety of technical and business teams for the Powertrain and Electronics divisions, and taking responsibility for the innovation, development and execution of all safety, automated and infotainment programs. Mr. Zizelman holds a bachelor’s and master’s degree in mechanical engineering from Case Western Reserve University.
A copy of the Company’s press related, dated January 31, 2023, related to the Company’s President and Chief Executive Officer transition is incorporated herein and attached as Exhibit 99.1.
Consulting Services Agreement
In connection with Mr. DeGaynor’s resignation, Mr. DeGaynor and the Company entered into a Consulting Services Agreement (the “Consulting Agreement”), dated January 30, 2023.
Pursuant to the Consulting Agreement, Mr. DeGaynor will, as requested by the new President and Chief Executive Officer, transition his responsibilities as President and Chief Executive Officer and provide consulting and advisory services to the Company (the “Consulting Services”) beginning on the day immediately following the Resignation Date (the “Consulting Period Commencement Date”) through the six-month anniversary of the Consulting Period Commencement Date (the “Consulting Period”).
The Consulting Agreement provides that, subject to Mr. DeGaynor’s execution of the Consulting Agreement, including the general release of claims therein and the Supplemental Release of Claims attached thereto (the “Supplemental Release”), re-execution of the Supplemental Release following the Consulting Period, the initial execution and re-execution of the Supplemental Release becoming effective, and Mr. DeGaynor’s continued compliance with the restrictive covenants in the Consulting Agreement, Mr. DeGaynor will receive (1) a monthly car allowance of $1,200.00 for the duration of the Consulting Period, (2) up to $15,000.00 in legal fees (3) Company paid COBRA coverage under the Company’s healthcare plan for up to twelve months, (4) reimbursement for continued coverage under the Prudential life insurance policy currently provided through the Company in an amount not to exceed $36,816.00, (5) a monthly consulting fee of $243,750.00, (6) provided that the Consulting Period has not been terminated prior to March 9, 2023, vesting of any unvested equity awards held by DeGaynor pursuant to the 2020 Performance Share Grant Agreement, dated March 9, 2020, by and between DeGaynor and the Company as of the Resignation Date though March 9, 2023, and (7) the vesting of a grant of restricted stock units relating to 40,000 Company common shares made to DeGaynor under the Company’s 2016 Long-Term Incentive Plan on January 30, 2023 prior to his termination of employment, generally subject to DeGaynor’s continued provision of the consulting services through the six-month anniversary of the Consulting Period Commencement Date.
The Consulting Agreement includes provisions regarding the protection of the Company’s proprietary and confidential information that apply indefinitely, along with non-competition, non-disparagement and employee and customer non-solicitation covenants.
The foregoing summary of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Consulting Services Agreement, dated January 30, 2023, by and between Stoneridge, Inc. and Jonathan DeGaynor

99.1	Press Release, dated January 31, 2023, announcing transition of President and Chief Executive Officer role.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: January 31, 2023	/s/ Matthew R. Horvath
Matthew R. Horvath Chief Financial Officer and Treasurer (Principal Financial Officer)